Exhibit 28(a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

THE ALERIAN MLP FUNDS TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	The name of the statutory trust is The Alerian MLP Funds Trust.

2.	The Certificate of Trust of The Alerian MLP Funds Trust is hereby amended to change the name of the statutory trust from The Alerian MLP Funds Trust to The SteelPath MLP Funds Trust.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 12th day of February, A.D. 2010.

By:  /s/ Gabriel Hammond
Gabriel Hammond
President and Trustee